Exhibit 99.1

Contacts: West Marine, Inc.

Eric Nelson, Senior Vice President and Chief Financial Officer

(831) 761-4489

Russell Solt, Director of Investor Relations

(831) 761-4229

WEST MARINE REPORTS THIRD

QUARTER EARNINGS

WATSONVILLE, CA, October 28, 2004 - West Marine, Inc. (Nasdaq: WMAR) today reported earnings of $0.29 per share for the third quarter ended October 2, 2004. Third quarter earnings would be $0.32 per share if not for a $1.2 million, or $0.03 per share, charge for accelerated amortization of loan costs. The charge represents the unamortized portion of loan fees and other capitalized costs associated with our then-existing bank credit facility, which we terminated in connection with our entry into a new credit agreement on October 14, 2004. Management believes that reporting earnings per share excluding accelerated amortization of loan costs is meaningful to investors because it allows comparisons with operating results for periods that do not include such a charge.

Net income was $6.2 million in the third quarter, compared to net income of $8.1 million, or $0.39 per share, a year ago. Net sales for the third quarter were $183.1 million, a decrease of 4.6% versus sales of $191.9 million last year. Comparable store net sales for the third quarter decreased 7.7% compared to the same period a year ago. Comparable store sales are defined as sales from stores that have been open at least thirteen months and where selling square footage did not change by more than 40% in the previous thirteen months.

Net income for the thirty-nine weeks ended October 2, 2004 was $28.2 million, or $1.33 per share, compared to net income of $21.7 million, or $1.08 per share, for the same period a year ago. Earnings for the first nine months of 2004 would be $1.36 per share if not for the $1.2 million, or $0.03 per share, charge for accelerated amortization of loan costs in connection with a new bank credit facility. Net sales for the first nine months of 2004 were $564.9 million, an increase of 5.4% over sales of $536.0 million for the same period last year. Comparable store net sales for the thirty-nine weeks ended October 2, 2004 increased 1.1% compared to the same period a year ago.

John Edmondson, West Marine’s chief executive officer, stated, “Although we achieved our mid-September earnings guidance, the third quarter was a disappointment to us. While we had already noted the continuing softness in customer spending that we first observed in the latter part of June, September sales were lower than we expected. Contributing factors were: the calendar shift from 53 weeks in 2003 to 52 weeks in 2004, rising fuel prices that may have detrimentally affected sales nationwide due to reduced boating participation, and four hurricanes that had a more pronounced and widespread impact than we had anticipated.

“For October, month-to-date comparable store sales are consistent with our previous fourth quarter guidance of flat to –2%. Our guidance for the fourth quarter remains the same: we estimate sales ranging from $119 million to $121 million and a loss per share ranging from ($0.11) to ($0.08). For the full year 2004, we currently expect to report sales ranging from $684 million to $686 million and earnings per share ranging from $1.25 to $1.28.”

As for other fourth quarter 2004 events, on October 14, we entered into a new, 5-year, $190 million credit agreement with a group of lenders that offers West Marine lower fees, more liberal covenants and fewer restrictions on our business activities, such as making acquisitions, than our prior, 3-year, $175 million loan agreement. At West Marine’s option, the new credit facility provides up to $50 million in additional financing, which could be used for making acquisitions. We expect that the $1.2 million charge for accelerated amortization of loan costs, which we booked in the third quarter, will be mostly offset by gains on real property that we plan to sell during the fourth quarter this year.

We will provide 2005 guidance during our Analyst Day presentation on Thursday, November 11. The presentation will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. More information about this presentation is available on our website.

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies and apparel, with 365 stores in 38 states, Canada and Puerto Rico, and more than $660 million in annual sales. The Company’s successful catalog and Internet channels offer customers approximately 50,000 products – far more than any competitor – and the convenience of being able to exchange catalog and Internet purchases at its retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.

Special	Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company’s Direct Sales division as West Marine and its competitors open new stores, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, fluctuations in fuel prices and other risk factors described from time to time in West Marine’s filings with the Securities and Exchange Commission, including West Marine’s quarterly report on Form 10-Q for the period ended July 3, 2004. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 13 weeks ended October 2, 2004 and September 27, 2003

(Unaudited, in thousands except per share amounts)

	13 Weeks Ended October 2, 2004		13 Weeks Ended September 27, 2003
Net sales	$183,115	100.0%	$191,916	100.0%
Cost of goods sold, including buying and occupancy	126,305	69.0%	134,127	69.9%

Gross profit	56,810	31.0%	57,789	30.1%
Selling, general and administrative expenses	44,135	24.1%	43,084	22.4%

Income from operations	12,675	6.9%	14,705	7.7%
Interest expense	1,387	0.8%	1,487	0.8%
Loss on extinguishment of debt	1,172	0.6%	0	0.0%

Income before taxes	10,116	5.5%	13,218	6.9%
Income taxes	3,946	2.1%	5,155	2.7%

Net income	$6,170	3.4%	$8,063	4.2%

Net income per common and common equivalent share:
Basic	$0.30		$0.41
Diluted	$0.29		$0.39

Weighted average common and common equivalent shares outstanding:
Basic	20,794		19,867
Diluted	21,229		20,561
Stores open at the end of period	365		339

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 39 weeks ended October 2, 2004 and September 27, 2003

(Unaudited, in thousands except per share amounts)

	39 Weeks Ended October 2, 2004		39 Weeks Ended September 27, 2003
Net sales	$564,917	100.0%	$536,030	100.0%
Cost of goods sold, including buying and occupancy	379,867	67.2%	367,162	68.5%

Gross profit	185,050	32.8%	168,868	31.5%
Selling, general and administrative expenses	132,829	23.6%	125,239	23.3%
Acquisition integration costs	0	0.0%	909	0.2%

Income from operations	52,221	9.2%	42,720	8.0%
Interest expense	4,740	0.8%	5,210	1.0%
Loss on extinguishment of debt	1,172	0.2%	1,902	0.4%

Income before taxes	46,309	8.2%	35,608	6.6%
Income taxes	18,061	3.2%	13,888	2.5%

Net income	$28,248	5.0%	$21,720	4.1%

Net income per common and common equivalent share:
Basic	$1.37		$1.11
Diluted	$1.33		$1.08

Weighted average common and common equivalent shares outstanding:
Basic	20,642		19,590
Diluted	21,296		20,203

WEST MARINE, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	Oct 2, 2004	Jan. 3, 2004	Sep 27, 2003
ASSETS
Current assets:
Cash	$6,977	$4,737	$4,368
Trade receivables, net	7,140	6,094	6,835
Merchandise inventories	321,515	314,021	288,260
Other current assets	23,987	23,874	19,644

Total current assets	359,619	348,726	319,107

Property and equipment, net	80,395	80,764	82,584
Goodwill	56,905	56,905	60,862
Intangibles	2,637	2,875	2,955
Other assets	2,470	3,988	4,110

Total assets	$502,026	$493,258	$469,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,388	$72,635	$55,247
Accrued expenses	32,351	22,921	29,555
Deferred current liabilities	3,480	3,480	3,510
Current portion of long-term debt	0	0	36

Total current liabilities	79,219	99,036	88,348

Long-term debt	116,451	128,851	118,231
Deferred items and other non-current obligations	11,326	11,324	9,789

Total liabilities	206,996	239,211	216,368

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 20,799,246 at October 2, 2004, 20,130,053 at January 3, 2004, and 19,973,224 at September 27, 2003	21	20	20
Additional paid-in capital	153,377	140,348	137,967
Accumulated other comprehensive income	213	508	462
Retained earnings	141,419	113,171	114,801

Total stockholders’ equity	295,030	254,047	253,250

Total liabilities and stockholders’ equity	$502,026	$493,258	$469,618